Exhibit 99.1

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASED BY 34% IN FIRST QUARTER

Newport, New Hampshire – April 14, 2004 – New Hampshire Thrift Bancshares, Inc. (the Company) (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the quarter ended March 31, 2004 of $1,653,929 or $.78 per share diluted compared to $1,236,765 or $.62 per share diluted, for the same period last year, an increase of 33.73%. The Company’s returns on average assets and equity for the three months were 1.19% and 16.20% respectively, compared to 1.02 % and 16.04% in 2003.

The increase in earnings for the first quarter was driven by the continued low interest rate environment. Net interest income increased from $3,679,590 at March 31, 2003 to $4,655,698 at March 31, 2004, an increase of 26.53%. Solid loan growth in the amount of $42.6 million contributed to the increase in net interest income. In addition, the Bank executed a short-term leverage strategy by using the proceeds from an advance from the Federal Home Loan Bank (FHLB) in the amount of $20 million to purchase a Government security. The Bank sold the security, using the proceeds from the sale to pay-off the FHLB advance, and realized a pre-tax gain from the sale in the amount of $349,084. At March 31, 2004, the Bank’s net interest rate spread was 3.83%, compared to 3.84% at March 31, 2003, a decrease of 0.01%.

During the first quarter of 2004, the Company received the proceeds, each in the amount of $10 million, from two Trust Preferred Securities (TRUP) Pools. The Company intends to use the proceeds for general corporate purposes, which may include the redemption of an existing TRUP, which is callable on September 29, 2004.

Total assets increased to $559,662,115 at March 31, 2004 compared to $486,748,835 at March 31, 2003. Loans held in portfolio increased by $42,616,501 to $368,669,355 at March 31, 2004 from $326,052,854 at March 31, 2003, as many customers took advantage of attractive rates on the Bank’s adjustable rate and ten year fixed rate products. Many customers re-financed out of the Bank’s servicing portfolio into these loan products, which the Bank holds in portfolio. Sold loans totaled $286,825,447 at March 31, 2004, as compared to $265,174,406 at March 31, 2003, an increase of 8.16%. The Bank’s investment portfolio increased from $107,718,114 at March 31, 2003 to $146,340,482 at March 31, 2004. The Company invested the proceeds from the new issuance of the TRUP in short-term commercial paper and used advances from the FHLB to fund the increases in loans and investments. The Bank also took advantage of the low interest rate environment by using a portion of the borrowed funds from the FHLB to purchase intermediate-term Government bonds. Total advances from the FHLB stood at $48,000,000 at March 31, 2004, compared to $0 at March 31, 2003.

Total deposits decreased by $2,780,186, or 0.67% to $414,895,392 at March 31, 2004 from $417,675,578 at March 31, 2003, as customers deployed their liquid, lower yielding deposit funds in potentially higher-yielding investment securities. Shareholders’ equity of $41,885,475 resulted in a book value of $20.31 per share based on 2,062,683 shares of common stock outstanding, an increase of $2.55 per share from a year ago. As previously announced, a regular quarterly dividend of twenty-two and one-half cents per share is payable on April 30, 2004 to shareholders of record as of April 23, 2004.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/04	3/31/03
Interest Income	$6,021,021	$5,319,187
Interest Expense	1,365,323	1,639,597
Net Interest Income	4,655,698	3,679,590
Provision for Loan Losses	24,999	24,999
Other Income	1,247,522	1,299,510
Operating Expenses	3,216,540	3,014,818
Net Income	1,653,929	1,236,765
Earnings Per Common Share, basic	$.81	$.63
Earnings Per Common Share, assuming dilution (1)	$.78	$.62
Dividends Declared	$.225	$.18

	As of 3/31/04	As of 3/31/03
Total Assets	$559,662,115	$486,748,835
Loans	368,669,355	326,052,854
Reserve for Loan Losses	3,923,876	3,876,832
Investment Securities, net	146,340,482	107,718,114
Federal Funds Sold	10,000	1,361,198
Total Deposits	414,895,392	417,675,578
Federal Home Loan Bank Advances	48,000,000	—
NHTB Capital Trust Preferred	16,400,000	16,400,000
NHTB Capital Trust Preferred II	10,000,000	—
NHTB Capital Trust Preferred III	10,000,000	—
Shareholders’ Equity	41,885,475	34,863,914
Book Value of Shares Outstanding	20.31	17.76
Tier I Core Capital to Assets	7.48%	7.49%
Shares Outstanding	2,062,683	1,963,356
Return on Average Assets	1.19%	1.02%
Return on Average Equity	16.20%	16.04%
Non-performing Assets as a % Total Assets	.06%	.08%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.